Exhibit 21.1

CenterState Banks of Florida, Inc.

Form 10-K

For Fiscal Year Ended December 31, 2006

Subsidiaries of Registrant

CenterState Bank Central Florida, N.A., organized under the laws of the United States

CenterState Bank West Florida, N.A., organized under the laws of the United States

CenterState Bank of Florida, N.A., organized under the laws of the United States

CenterState Bank Mid Florida, organized under the laws of the State of Florida